Exhibit 99.1

Northern Oil and Gas, Inc. Announces Change to Management Team

WAYZATA, MINNESOTA — October 1, 2012 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (the “Company” or “Northern Oil”) today announced that Ryan R. Gilbertson, Northern Oil’s President, has resigned to devote more time to other interests, including charitable activities and various business opportunities.  In connection with his resignation, which is effective October 1, 2012, Mr. Gilbertson entered into a consulting agreement pursuant to which he is expected to serve as an advisor to the Company’s Board of Directors through October 2014.  Northern Oil does not currently expect to fill the position of President at the Company.

Mr. Gilbertson commented, “After careful consideration, I have decided that the time has come to spend more time pursuing personal interests. I am grateful for all the experiences Northern Oil has given me and I am confident in the future of the Company and the current team’s ability to maximize shareholder value. I continue to be a substantial shareholder of Northern Oil and I look forward to providing perspective in my new role as a consultant to the Board.”

Michael Reger, Chairman and Chief Executive Officer, commented, “Ryan has been a tremendous business partner to me as we have built Northern Oil into approximately the 10th largest acreage holder and producer in the prolific Bakken oil fields of North Dakota and Montana.  Together, we have grown Northern Oil’s acreage position to approximately 180,000 net acres in North Dakota and Montana, and its production to more than 11,000 barrels of oil equivalent per day.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included in this report are forward-looking statements. Risks, uncertainties and other factors that could impact the exchange offer include, but are not limited to, those described in detail in the Company’s SEC filings under the heading “Risk Factors.”  The Company has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control.

CONTACT:

Investor Relations
Erik Nerhus
952-476-9800